NEMUS BIOSCIENCE, INC.
 COMPENSATION AND COMPLIANCE COMMITTEE CHARTER
(As of May 31, 2015)

I.            Purpose
The purpose of the Compensation and Compliance Committee (the "Committee") is to oversee the discharge of the responsibilities of the Board relating to compensation of the Company's executive officers and directors, to identify individuals qualified to become Board members consistent with criteria approved by the Board and to make recommendations regarding corporate governance matters.
II.            Composition
The Committee must consist of at least two directors, each of whom must satisfy the independence requirements of the Nasdaq Stock Market LLC (the "Nasdaq"), except as otherwise permitted by applicable Nasdaq rules, and meet all other eligibility requirements of applicable laws.  Committee members must be appointed and may be removed, with or without cause, by the Board.  Unless a Chair is designated by the Board, the Committee may designate a Chair by majority vote of the full Committee membership.
III.            Meetings, Procedures and Authority
The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company's bylaws that are applicable to the Committee.
The Committee may, in its sole discretion, retain or obtain advice from compensation consultants, legal counsel, search firms or other advisers (independent or otherwise), provided that, preceding any such retention or advice, the Committee must take into consideration the applicable factors under Nasdaq rules.  The Committee will be directly responsible for the appointment, compensation and oversight of any adviser it retains.  The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any adviser retained by the Committee.
In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, the Company's bylaws and applicable Nasdaq rules.
The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any officer, employee or adviser of the Company to meet with the Committee or any advisers engaged by the Committee.

IV.            Duties and Responsibilities
1.            Executive Officer Compensation.  The Committee will review and set or make recommendations to the Board regarding the compensation of the Chief Executive Officer and the other executive officers.  The Chief Executive Officer may not be present during voting or deliberations on his or her compensation.
2.            Compensation Discussion and Analysis.  To the extent that the Company is required to include a "Compensation Discussion and Analysis" ("CD&A") in the Company's Annual Report on Form 10-K or annual proxy statement, the Committee will review and discuss with management the Company's CD&A and will consider whether it will recommend to the Board that the Company's CD&A be included in the appropriate filing.
3.            Director Nominees.  The Committee will identify individuals qualified to become members of the Board and ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds.
4.            Other Corporate Governance Matters.  The Committee may make recommendations to the Board regarding governance matters, including, but not limited to, the Company's certificate of incorporation, bylaws, and the charters of the Company's other committees.
5.            Committee Self-Evaluation.  The Committee must periodically perform an evaluation of the performance of the Committee.
6.            Review of this Charter.  The Committee must annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.
V.            Delegation of Duties
In fulfilling its responsibilities, the Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Committee.

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